Exhibit 99.1

Expro announces new Chief Financial Officer

HOUSTON – June 12, 2025 – Expro Group Holdings N.V. (NYSE: XPRO) today announced the appointment of Sergio Maiworm as Chief Financial Officer, effective June 30, 2025. Mr Maiworm succeeds Quinn Fanning, who will be leaving the company.

This change reflects the company’s focus on aligning its leadership structure with its evolving strategy and long-term growth objectives. It is not related to any issues involving financial performance or internal controls and is part of a broader effort to position Expro to deliver long-term value to shareholders, customers, and employees.

Mike Jardon, CEO commented: “We are pleased to welcome Sergio as our new Chief Financial Officer of Expro. He brings a wealth of experience in financial leadership and strategic execution, and will be instrumental in supporting the next phase of our growth.

“Sergio joins from Talos Energy, where he served as Chief Financial Officer. With more than 20 years’ energy and finance experience, Sergio has a proven track record of driving financial performance and operational excellence.

“I also want to extend my appreciation to Quinn for his leadership and contributions over the past six years. During his tenure, he helped to strengthen the company’s financial position and supported key initiatives that contributed to the company’s continued success. Quinn has been a valued member of our leadership team, and we thank him for his dedication and impact.”

ENDS

Notes to Editors

Working for clients across the well life cycle, Expro is a leading provider of energy services, offering cost-effective, innovative solutions and what the Company considers to be best-in-class safety and service quality.  The Company’s extensive portfolio of capabilities spans well construction, well flow management, subsea well access, and well intervention and integrity solutions.

With roots dating to 1938, Expro has approximately 8,500 employees and provides services and solutions to leading exploration and production companies in both onshore and offshore environments in more than 50 countries.

For more information, please visit and connect with Expro on Twitter @ExproGroup and LinkedIn @Expro.

Media Contact

MediaRelations@expro.com

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release, and oral statements made from time to time by representatives of the Company, may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, the Company’s future prospects for growth, and are indicated by words or phrases such as "anticipate," "outlook," "estimate," "expect," "project," "believe," "envision," "goal," "target," "can," "will," and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company's expectations and judgments and are subject to certain risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results, performance or achievements to materially differ include, among others the risk factors identified in the Company’s Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, historical practice, or otherwise.